NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

NEW CROSSOVERS DRIVE FORD RETAIL SALES
TO BEST PERFORMANCE OF 2007

•  Ford’s crossover sales increase 67 percent, as all-new Ford Edge and Lincoln MKX reach new highs.  Redesigned Ford Escape and Mercury Mariner post double-digit increases and record hybrid sales.
•  Ford expects Edge sales to reach 120,000 in 2007 – 20 percent higher than original forecast.
•  Crossovers pace Ford’s solid retail performance.
•  Retail sales nearly match year ago levels; total sales (including sales to fleet customers) declined 7 percent, primarily reflecting planned reduction in daily rental sales.
•  Lincoln registers eighth month in a row of higher retail sales.
•  All-new Ford Expedition gains for the ninth month in a row.
•  Land Rover sales rose 7 percent, reflecting all-new LR2.
•  Ford announces third-quarter production plan.

DEARBORN, Mich., June 1 – Ford Motor Company’s new and redesigned crossovers are setting the pace in the industry’s fastest-growing segment and helped Ford to achieve its best retail sales performance of 2007.

The all-new Ford Edge and Lincoln MKX set sales records in May.  Edge sales were 12,701, up 39 percent from April and besting the previous highest monthly sales of 10,915 in March.  Lincoln MKX sales were 3,490, up 20 percent from April and eclipsing the previous best monthly sales of 3,054 (also in March).

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“These new crossovers are the right products at the right time,” said Mark Fields, Ford’s President of the Americas.  “Consumer demand for the Ford Edge and Lincoln MKX has exceeded our original expectations, so we’re raising the bar.  We now expect Ford Edge sales to reach 120,000 this year – 20 percent higher than our original forecast.”

The redesigned 2008 model Ford Escape and Mercury Mariner crossovers also are scoring with consumers.  Escape sales were 18,953, up 13 percent from a year ago, and Mariner sales were 4,395, up 87 percent.  Each of these products posted their third highest sales month ever.  In addition, the Escape and Mariner hybrid models set May sales records.  Escape hybrid sales were 2,680 and Mariner hybrid sales were 534.

In total, Ford crossovers were up 67 percent compared with a year ago as the company continues to achieve the largest sales increase in the industry’s fastest-growing segment.

Crossovers helped Ford to post a solid retail result in May.  Although retail sales were 3 percent lower than a year ago, May was the best retail performance for any month this year.  The company’s total sales (including sales to fleet customers) were 259,470, down 7 percent.  The larger decline in total sales reflected a planned reduction in sales to daily rental companies.

Other new and redesigned products contributed to Ford’s strong retail performance in May.  Retail sales for the Ford Expedition were higher than a year ago, and Expedition sales have increased nine months in a row.

The Lincoln brand posted another retail sales increase – its eighth month in a row of higher retail sales.  Lincoln’s rebound has resulted from sales of the new Lincoln MKX crossover, the new Lincoln MKZ sedan and the redesigned Navigator.

Land Rover dealers reported a 7 percent sales increase in May, reflecting the addition of the all-new LR2 crossover.

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North American Production
In the third quarter 2007, the company plans to produce 640,000 vehicles, essentially equal to the 642,000 vehicles it produced in the same period a year ago.  In the second quarter 2007, the company plans to produce 810,000 vehicles, unchanged from the previous forecast.

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